Exhibit 15.2

Date: April 14, 2026

Full Truck Alliance Co. Ltd.

6 Keji Road

Huaxi District,

Guiyang, Guizhou

People’s Republic of China

or

Wanbo Science and Technology Park, 20 Fengxin Road

Yuhuatai District, Nanjing, Jiangsu

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Business and Industry”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Group VIEs” in Full Truck Alliance Co. Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2026. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm

CM Law Firm